Exhibit 10.8

MANHATTAN CAPITAL MARKETS LLC

AMENDMENT NO. 1

TO

OPERATING AGREEMENT

This Amendment No. 1 to Operating Agreement (this “Amendment”) is made as of November 30, 2010 and amends that certain Operating Agreement of Manhattan Capital Markets LLC, a California limited liability company, dated as of July 30, 2010, by and between MBFS Holdings, Inc., a California corporation, and Bodi Advisors, Inc., a California corporation (the “Operating Agreement”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Operating Agreement.

WHEREAS, the parties to the Operating Agreement desire to amend the Operating Agreement to set forth the terms of Class C Membership Units; and

WHEREAS, pursuant to Section 10.5 of the Operating Agreement, the parties thereto may amend the Operating Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.             Amendment of the Operating Agreement.  Notwithstanding anything in the Operating Agreement to the contrary, from and after November 30, 2010, the Operating Agreement will be amended as follows:

A.            The following Section 2.1(b)(iv) is hereby added to the Operating Agreement:

“(iv)        As of November 30, 2010, the Company shall be authorized to issue up to 500,000 Units of a new Class of Interests (the “Class C Membership Units”) to MB for a purchase price of $1.00 per Unit.  MB, and any successor in interest as the holder of the Class C Membership Units, is referred to herein in connection with such Units as “Class C Members.”  Such Units shall be non-voting except that the approval of the Class C Members owning a majority of the Class C Membership Units shall be required as a condition to (A) the issuance of any new Units of any Class of Interests, (B) changes to terms, rights and preferences of any outstanding Class of Interests, (C) the Merger, and (D) any action described in Section 1.6 of the Agreement.  In addition, the Class C Membership Units shall not be subject to Section 4.1 of the Agreement (Restrictions on Transfer), or treated as outstanding Interests owned by MB for purposes of Section 4.2 (Tag-Along Rights) or Section 4.3 ( Drag-Along Rights) of the Agreement.  The Class C Membership Units shall also be entitled to receive a cumulative, but not compounded, preferred return of six percent (6.0%) per annum on the amount of their Net Capital Contributions payable monthly on the first day of each month (“Preferred Return”).  The “Net Capital Contributions” of the Class C Membership Units shall mean the aggregate purchase price paid and other Capital Contributions made with respect to the Class C Membership Units less any distributions made with respect to the Class C Membership Units other than distributions of Preferred Return.  The Class C Membership Units shall not be entitled to be allocated Net Income or Net Loss, or to receive distributions or any other allocations respecting Ownership Percentages except as set forth in Sections 6.1, 6.2 and 8.3 of this Agreement.  Upon payment of all accrued but unpaid Preferred Return and the return of all Net Capital Contributions of the Class C Members respecting the Class C Membership Units, the Class C Membership Units shall be deemed to have been retired and cancelled.”

B.            Section 6.1 of the Operating Agreement is hereby deleted and replaced in its entirety with the following:

“6.1         Allocations of Net Income and Net Loss.  After giving effect to the special allocations set forth in Section 6.4 hereof, of Net Income, Net Loss or items thereof required by Code Section 704(b) and the Treasury Regulations promulgated thereunder, Net Income and Net Loss shall be allocated to the Members in the following priority and manner:

(a)           Net Income shall be allocated to the Members in the following order of priority:

(i)            First, to the Class C Members until the Class C Members have been allocated Net Income equal to the Preferred Return paid to the Class C Members;

(ii)           Second, to any Member allocated Net Loss under Section 6.1(b) that could not be allocated to another Member due to the limitations contained in the proviso in Section 6.1(b), an amount equal to the amount of such Net Loss; and

(ii)           Thereafter, to the Members (other than the Class C Members with respect to the Class C Membership Units) pro rata, in proportion to their respective Ownership Percentages, subject, in the case of the Class B Membership Units, to the provisions of Section 2.1(b)(ii).

(b)           Net Loss shall be allocated to the Members (other than the Class C Members with respect to the Class C Membership Units) pro rata, in proportion to their respective Ownership Percentages, subject, in the case of the Class B Membership Units, to the provisions of Section 2.1(b)(ii), provided, however, any allocations of Net Loss which would cause a Member to have an Adjusted Capital Account Deficit shall be applied proportionally to the other Members (other than the Class C Members with respect to the Class C Membership Units) so as to allocate the maximum amount of Net Loss to such Members without causing any Member to have an Adjusted Capital Account Deficit.

(c)           For purposes of this Agreement, “Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:  (i) credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (ii) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).  The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.”

C.            Section 6.2 of the Operating Agreement is hereby deleted and replaced in its entirety with the following:

“6.2         Distributions.  Except upon the liquidation of the Company under Section 8.3 hereof (in which case distributions shall be made as provided in Section 8.3 hereof) the Company shall make distributions of Available Cash according to this Section 6.2.

(a)           No distribution shall be made under this Section 6.2 to the extent it would, in the reasonable determination of the Board, cause the Company to have insufficient cash flow to operate its business in a reasonable manner or to be in default under any net worth, debt-to-equity ratio, asset base, or similar financial test or covenant contained in, or otherwise violate or accelerate, any financing arrangement, promissory note, loan or credit agreement, security agreement, indenture, or other instrument to which the Company is a party (other than an instrument under or with respect to which a Member or Affiliate thereof is the applicable creditor).

(b)           Distributions of Available Cash shall be made first to the Class C Members until payment of any accrued but unpaid Preferred Return and thereafter to the Class C Members until all Net Capital Contributions respecting the Class C Membership Units have been returned.

(c)           Subject to the Company having Available Cash and after all distributions have been made under Section 6.2(b), the Company shall make minimum distributions in cash to the Members (other than the Class C Members with respect to the Class C Membership Units) in an aggregate amount with respect to each Fiscal Year, no later than the date occurring ninety (90) days after the end of such Fiscal Year, in an amount at least equal to 40% of its taxable Net Income with respect to such Fiscal Year other than any Net Income allocated to offset Net Loss previously allocated to a Member.  Distributions of Available Cash to the Members pursuant to this Section 6.2(c) shall be subject to the provisions of Section 6.2(a).

(d)           The Board is hereby authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over any federal, state, local, or foreign government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, or local law and shall allocate such amounts to the Members with respect to which such amount was withheld.  Distributions shall be deemed made to a Member in such amounts that the Company withholds or pays over to a taxing authority on account of amounts allocable to a Member pursuant to any requirement of the Code or of foreign, state or local tax law.

(e)           Thereafter, Available Cash shall be distributed in such amounts and at such times as the Board shall determine, in its discretion after due consideration to the interests of all Members, to the Members in accordance with their respective Ownership Percentages after accounting for any prior distributions made under Sections 6.2(b) and 6.2(c).”

D.            Section 8.3(c) of the Operating Agreement is hereby deleted and replaced in its entirety with the following:

“(c)         Third, to the Class C Members until they have received any accrued but unpaid Preferred Return and the balance of their Net Capital Contributions, and thereafter to the Members (other than the Class C Members with respect to the Class C Membership Units) pro rata, in proportion to and in an amount equal to the positive balances in their respective Capital Accounts (after making all allocations required by Article VI).”

2.             Effectiveness of Amendment.  Each of the undersigned, by its signature below, does hereby give its written consent to the amendment of the Operating Agreement in accordance with the foregoing provisions.

3.             Confirmation of Operating Agreement.  Except as set forth in Section 1 of this Amendment, the Operating Agreement is not being amended, supplemented or otherwise modified, and the terms, conditions and agreements set forth in the Operating Agreement are hereby ratified and confirmed and shall continue in full force and effect.

4.             Governing Law.  This Amendment shall be governed and construed in accordance with the laws of the State of California.

5.             Severability.  Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

6.             Counterparts.  This Amendment may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart as of the day and year first written above.

[Signature page follows]

IN WITNESS THEREOF, the undersigned have executed this Amendment No. 1 to Operating Agreement to be effective as of the day and year first above written.

MBFS HOLDINGS, INC.,
a California corporation

By:	/s/Dean Fletcher
	Name:	Dean Fletcher
	Title:	Executive Vice President/CFO

BODI ADVISORS, INC.,
a California corporation

By:	/s/Greg Jacobson
	Name:	Greg Jacobson
	Title:	Executive Vice President